Strategic Environmental & Energy Resources, Inc. 10-12b

Exhibit 21.1 Subsidiaries of Registrant

Subsidiaries of Strategic Environmental & Energy Resources, Inc.

Resource Environmental Group Services, LLC
Tactical Cleaning Company, LLC
MV, LLC
Paragon Waste Solutions, LLC
BeneFuels, LLC